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                                                                      EXHIBIT 11



                 MALAN REALTY INVESTORS, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
           (in thousands, except share and earnngs per share amounts)





                                            Three Months Ended June 30,                          Six Months Ended June 30,
                                            1997                    1996                       1997                    1996
                                            ----                    ----                       ----                    ----
                                                 FULLY                    FULLY                       FULLY                  FULLY
                                    PRIMARY     DILUTED      PRIMARY     DILUTED       PRIMARY       DILUTED    PRIMARY     DILUTED
                                   ---------   ---------    ---------   ---------     ---------     --------   ---------   ---------
INCOME
  NET INCOME                             $71         $71         $120        $120           $64          $64        $207        $207

  INTEREST ON CONVERTIBLE
  DEBT                                             2,117                    2,118                      4,234                   4,235
                                   ---------   ---------    ---------   ---------     ---------    ---------   ---------   ---------

TOTAL                                    $71      $2,188         $120      $2,238           $64       $4,298        $207      $4,442
                                   =========   =========    =========   =========     =========    =========   =========   =========


NUMBER OF SHARES

  WEIGHTED AVERAGE
  SHARES OUTSTANDING               3,465,424   3,465,424    3,460,097   3,460,097     3,464,619    3,464,619   3,467,733   3,467,733

  OTHER COMMON STOCK EQUIVALENTS       8,190       9,100                                  8,190        9,100

  SHARES ISSUED UPON
  CONVERSION OF CONVERTIBLE DEBT               5,192,905                5,193,234                  5,193,069               5,193,235
                                   ---------   ---------    ---------   ---------     ---------    ---------   ---------   ---------

TOTAL                              3,473,614   8,667,429    3,460,097   8,653,331     3,472,809    8,666,788   3,467,733   8,660,968
                                   =========   =========    =========   =========     =========    =========   =========   =========
NET INCOME PER SHARE               $    0.02   $    0.25    $    0.03   $    0.26     $    0.02    $    0.50   $    0.06   $    0.51
                                   =========   =========    =========   =========     =========    =========   =========   =========